Exhibit 4.12

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THIS AGREEMENT dated as of November 30, 2005 (this Agreement) is made

BETWEEN

(1)	BUHRMANN US INC., a corporation incorporated under the laws of the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801 (the Silver Parent);

(2)	BUHRMANN SILVER FINANCING, LLC, a limited liability company formed under the laws of the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801 and whose principal place of business is 1 Environmental Way, Broomfield, Colorado 80021 (Silver Note Issuer);

(3)	ERASMUS CAPITAL CORPORATION, a corporation incorporated under the laws of the State of Delaware whose registered office is at 1209 Orange Street, Wilmington, Delaware 19801 and whose principal place of business is c/o Global Securitization Services LLC, 114 West 47th Street, Suite 1715, New York, New York, 10036 (the Silver Note Purchaser);

(4)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH acting through its office at Thames Court, One Queenhithe, London EC4V 3RL acting in its capacity as Silver Security Agent under the Silver Note Issuer Security Agreement (the Silver Security Agent which expression shall include such Person and all other Person or Persons for the time being acting as the Silver Security Agent or agents pursuant to the Silver Note Issuer Security Agreement and its successors thereunder); and

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, through its office at Thames Court, One Queenhithe, London EC4V 3RL (the Silver Cash Administrator which expression shall include such Person and all other Person or Persons for the time being acting as the Silver Cash Administrator or agents pursuant to the Silver Cash Administration Agreement and its successors thereunder).

WHEREAS:

(A)	The Silver Note Issuer is required to issue Silver Notes to the Silver Note Purchaser from time to time in accordance with the terms of this Agreement on each date on which it purchases any Buhrmann US Notes from the US Master Purchaser.

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(B)	In order to secure its obligations under, among other things, the Silver Notes and this Agreement, the Silver Note Issuer has granted a security interest over certain of its assets and undertakings to the Silver Security Agent for the benefit of the Silver Secured Parties pursuant to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge.

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NOW THIS AGREEMENT WITNESSES

DEFINITIONS AND INTERPRETATION

1.1     Capitalized terms in this Agreement (including the Recitals) shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed (the Master Definitions and Framework Deed) executed by, among others, certain of the parties hereto on September 27, 2000 (as amended and restated on September 28, 2001, July 18, 2002 and November 30, 2005 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to it) and each such term shall be construed in accordance with and governed by the law of the State of New York.

In addition, this Agreement shall have expressly and specifically incorporated into it the provisions set out in the Master Definitions and Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Agreement mutatis mutandis and each such Provision shall be construed in accordance with and governed by the law of the State of New York. If there is any conflict between the provisions of this Agreement and the Provisions, the Provisions shall prevail.

1.2     This Agreement is the Silver Note Purchase Agreement referred to in the Master Definitions and Framework Deed.

THE SILVER NOTE PURCHASE FACILITY

2.1     On and subject to the terms and conditions hereof, the Silver Note Purchaser grants to the Silver Note Issuer a committed note issuance facility pursuant to which the Silver Note Issuer may from time to time, subject to the issue of Buhrmann US Notes by the US Master Purchaser during the US Securitization CP Availability Period and the transfer of additional capital contributions by the Silver Parent, if any, as permitted pursuant to Section 11 of the Silver LLC Agreement, issue to the Silver Note Purchaser, and the Silver Note Purchaser shall purchase, Silver Notes denominated in US Dollars having (i) a Silver Note Face Value equal to the sum of the Silver Note Subscription Price plus the Silver Note Discount, and (ii) in the case of an issuance of Buhrmann US Notes, following the commencement of and during a Silver Note Issuer Rating Trigger Period, having such Silver Note Face Value as may be agreed between the Silver Note Issuer, the Silver Cash Administrator and the Rating Agencies.

2.2     The parties hereto hereby acknowledge that the Silver Note Purchaser is to be a beneficiary of the security interest created pursuant to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge and granted by the Silver Note Issuer in favour of the Silver Security Agent in respect of all sums payable to it hereunder and in its capacity as the Silver Noteholder upon and subject to the terms of the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge.

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2.3     The Silver Note Purchaser may by giving the Silver Note Issuer not less than five Business Days prior written notice to that effect, cancel the whole or any part (being an amount or integral multiple of $5 million) of any unutilized portion of the Silver Note Purchase Facility. Any notice given by the Silver Note Purchaser pursuant to this Section 2.3 shall be irrevocable.

PURPOSE

3.1     The Silver Note Issuer is required to issue Silver Notes to the Silver Note Purchaser from time to time in accordance with the terms of this Agreement on each date on which it purchases any Buhrmann US Notes from the US Master Purchaser.

3.2     Without in any way affecting the obligations of the Silver Note Issuer, the Silver Note Purchaser is not bound to monitor or verify the application of amounts raised by the Silver Note Issuer hereunder.

UTILIZATION OF THE SILVER NOTE PURCHASE FACILITY

4.1     On and subject to the terms of this Agreement, the Silver Note Issuer shall, upon receipt of a duly completed Buhrmann US Note Issue Notice from the US Master Purchaser (or the Master Servicer on its behalf) pursuant to Section 5.1 of the US Master Purchaser Funding Agreement deliver on the second Business Day prior to the Silver Note Issue Date a Silver Note Issuer Notice to the Silver Note Purchaser with a copy to the Silver Parent and the Silver Cash Administrator. Subject to Section 4.2, the Silver Note Purchaser shall purchase the Silver Notes referred to in the Silver Note Issuer Notice on the Silver Note Issue Date, in the denominations and amounts specified in such notice, all as calculated by the Silver Cash Administrator.

4.2     The Silver Note Purchaser shall not be obligated to purchase the Silver Notes referred to in a Silver Note Issuer Notice unless, prior to such issue of Silver Notes, the Silver Note Issuer shall have received the required Silver Capital Contribution Amount in cleared funds as of the related Silver Note Issue Date (after taking into account the issuance of the Silver Notes on such Silver Note Issue Date) as calculated by the Silver Cash Administrator into the Silver Note Issuer Operating Account.

DELIVERY OF SILVER NOTES

5.1(a)	Subject to Section 5.1(c) and 5.2(a), on each Silver Note Issue Date, the Silver Note Issuer shall procure the issuance and delivery to the Silver Note Purchaser of a Silver Note Certificate evidencing the Silver Notes referred to in the Silver Note Issuer Notice delivered to it and referred to in Section 4.

(b)	Subject to Section 5.2(a), the Silver Note Issuer will register the Silver Note Purchaser or its nominee as Silver Noteholder in the Silver Note Register in respect of Silver Notes delivered to it immediately upon issuance thereof.

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(c)	Notwithstanding any other provision of this Agreement and any Silver Note Condition, the Silver Note Issuer shall only be required to procure the issuance and delivery to the Silver Note Purchaser of a Silver Note Certificate evidencing any Silver Notes referred to in a Silver Note Issuer Notice delivered to it and referred to in Section 4 on the date which falls five Business Days after receipt of notice requesting issue and delivery of a Silver Note Certificate from the Silver Note Purchaser or, as the case may be, the Silver Security Agent and the Silver Cash Administrator.

PAYMENTS

5.2(a)	Subject to Section 12, the Silver Note Purchaser shall pay to the Silver Note Issuer Operating Account on each Silver Note Issue Date (for value on that date) the Silver Note Subscription Price for the Silver Notes to be issued to it on such date; and

(b)	The Silver Note Purchaser hereby confirms, agrees and acknowledges that on the relevant Silver Note Redemption Date in respect of any Silver Notes maturing on that date, payment of all sums due to it on that date, subject to Section 12, shall be made subject to and in accordance with the terms of the Silver Cash Administration Agreement.

SILVER NOTE SUBSCRIPTION PRICE

5.3     The Silver Note Subscription Price payable for each Silver Note shall be set forth in the applicable Silver Note Issuer Notice and shall be an amount in US Dollars equal to the lesser of (i) US Dollar Securitisation CP Limit and (ii) the Subscription Price of the related Buhrmann US Notes to be purchased by the Silver Note Issuer less the Silver Capital Contribution Amount.

FORM OF SILVER NOTES

5.4      Each Silver Note issued by the Silver Note Issuer pursuant to this Agreement shall be:

(a)	(subject to Section 5.1(b) and (c)), evidenced by a Silver Note Certificate substantially in the form set out in Schedule 2 or such other form as may from time to time be agreed between the Silver Note Issuer and the Silver Noteholder;

(b)	transferable, subject to Silver Note Condition 2; and

(c)	dated the Silver Note Issue Date in relation thereto

Any Silver Note Certificate shall be executed by, or on behalf, of the Silver Note Issuer.

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TERMS & CONDITIONS OF THE SILVER NOTES

6.1     The Silver Note Issuer hereby covenants in favour of each Silver Noteholder, from time to time that it will duly perform and comply with the obligations expressed to be undertaken by it in each Silver Note Certificate and in the Silver Note Conditions (and for this purpose any reference in the Silver Note Conditions to any obligation or payment under or in respect of any Silver Note shall be construed to include a reference to any obligation or payment under or pursuant to this provision). The Silver Note Issuer hereby acknowledges the right of every Silver Noteholder from time to time to the production of this Agreement.

6.2     No Silver Noteholder shall be entitled to transfer or assign all or any of its rights and benefits in respect of a Silver Note unless the Silver Note Issuer and the Silver Security Agent provide their prior written consent.

6.3     The Silver Notes shall have the terms and conditions in the form or substantially in the form set out in Schedule 3, as the same may from time to time be modified or amended in accordance with its terms.

TAXATION

7.1     All sums payable in respect of the Silver Notes shall be paid free and clear of, and without withholding or deduction for, or on account of, any Tax unless the Silver Note Issuer is required by law to make such a payment subject to the withholding or deduction of Tax, in which case, the sum payable by the Silver Note Issuer in respect of which such withholding or deduction is required to be made shall be increased to the extent necessary to ensure that, after such withholding or deduction, the relevant Silver Noteholder receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such withholding or deduction been made or required to be made; provided, however, that the Silver Note Issuer shall not be obligated to pay such additional amounts to the extent such withholding or deduction is caused by a Silver Noteholder's failure to comply with Section 7.3 hereof.

7.2     If, at any time, the Silver Note Issuer is required by law to make any withholding or deduction from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such withholding or deduction is calculated), the Silver Note Issuer shall promptly notify each Silver Noteholder. The Silver Note Issuer shall pay the full amount required to be withheld or deducted to the relevant taxation or other authority within the time allowed for payment and, within thirty days (or upon later receipt of the document), deliver to the relevant Silver Noteholder an original receipt (or a certified copy thereof) issued by such authority or other evidence reasonably satisfactory to such Silver Noteholder.

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7.3     Each Silver Noteholder shall provide, at the time it becomes a Silver Noteholder and, to the extent it is eligible to do so, from time to time upon written request of the Silver Note Issuer, a US Internal Revenue Service Form W-9 or such other documentation as is necessary to claim exemption from US withholding tax on payments of interest on the Silver Notes.

7.4     If at any time the Silver Note Issuer is required by law to pay to any governmental authority any Tax because of any Silver Noteholder's failure to comply with the requirements described in Section 7.3 hereof, the Silver Noteholder will pay to the Silver Note Issuer, upon demand, an amount which, after being reduced by any withholding Tax imposed on the receipt or accrual of such amounts, will put the Silver Note Issuer in the same position had such Tax not been imposed.

7.5     Subject to Section 7.6, if the Silver Note Issuer is satisfied that, on the next date on which it is to make any payment in respect of a Silver Note, it would be required by law to make any withholding or deduction on account of any Tax from any amounts payable to a Silver Noteholder in respect of the Silver Notes, the Silver Note Issuer may, by giving not less than ten Business Days notice to such Silver Noteholder and subject to satisfying the Silver Security Agent that it will have the funds available to do so:

(a)	prepay in full only all of the outstanding Silver Notes; and

(b)	cancel the Silver Note Purchase Facility.

Any notice given by the Silver Note Issuer pursuant to this Section 7.5 shall be irrevocable.

7.6     On a prepayment of Silver Notes pursuant to Section 7.5(a) or on a cancellation of all or part of the Silver Note Purchase Facility pursuant to Section 2.3, the costs (if any) incurred by a Silver Noteholder as a consequence of the early breakage, termination or reversing of any agreement entered into by such Silver Noteholder for the purpose of fixing or otherwise hedging discount payable in respect of the Silver Notes including any cost incurred in liquidating or re-employing funds from third parties acquired or contracted for in order to fund the subscription of Silver Notes (breakage costs) shall be payable by the Silver Note Issuer to such Silver Noteholder for the period up to, but excluding, the Redemption Date of the Silver Notes (or, in the case of a cancellation, for the US Securitization CP Availability Period). To the extent that there are no such breakage costs, and the relevant Silver Noteholder receives any additional amounts as a result of such prepayment (including, for the avoidance of doubt, any amount received by it under any agreement entered into by a Silver Noteholder for the purpose of fixing or otherwise hedging discount payable in respect of the Silver Notes), the relevant Silver Noteholder shall pay such amounts to the Silver Note Issuer so as to leave that Silver Noteholder after that payment, in no better or worse position that it would have been if such prepayment had not taken place.

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7.7     If and to the extent that the Silver Note Issuer pays any additional amount under Section 7.1 in respect of any Tax and a Silver Noteholder receives and retains the benefit of a refund of Tax or credit or other relief against Tax otherwise payable by it which is attributable to such Tax (a Tax Credit), that Silver Noteholder shall, to the extent it can do so without prejudice to the retention of the amount of the credit, reimburse to the Silver Note Issuer such amount as it shall at its own absolute discretion, acting reasonably, determine will leave that Silver Noteholder, after that reimbursement, in no better or worse position than it would have been if payment of the relevant additional amount had not been required (taking account of any interest paid or credited in respect of the Tax). Each Silver Noteholder shall have absolute discretion as to whether to claim any Tax Credit and shall not be under any obligation to make such claim and, if it does so claim, it shall have absolute discretion as to the extent, order and manner in which it does so and in which refunds, relief and credits are to be regarded as used for these purposes. No Silver Noteholder shall be obliged to disclose any information regarding its tax affairs or computations to the Silver Note Issuer and its certificate as to the amount to be reimbursed shall, in the absence of manifest error, be conclusive.

ILLEGALITY AND MITIGATION

8.1     If at any time it becomes unlawful for the Silver Note Purchaser to maintain, make, or fund the Silver Note Purchase Facility or to allow it to remain outstanding, the Silver Note Purchaser shall, as soon as reasonably practicable after becoming aware of the same, deliver to the Silver Note Issuer a certificate to that effect, and unless such illegality is avoided in accordance with Section 8.2, the Silver Note Purchase Facility shall be reduced to zero.

8.2     If circumstances arise which would (with the giving of any requisite notice or certificate or the lapse of time or the making of any determination or the satisfaction of any other condition) result in the events specified in Section 8.1 occurring, the Silver Note Purchaser shall, as soon as reasonably practicable after becoming aware of the same, notify the Silver Note Issuer and (if the Silver Note Issuer so requires, and at the Silver Note Issuer’s expense, for which expense the Silver Parent agrees to indemnify the Silver Note Issuer) take such steps as may reasonably be open to it to mitigate the effects of such circumstances, including the transfer of its rights and obligations hereunder to another Person agreed by the Silver Note Issuer as being acceptable to it, such agreement not to be unreasonably withheld or delayed.

8.3     If at any time the Silver Note Issuer delivers to the US Master Purchaser a certificate pursuant to Section 8.1 of the US Master Purchaser Funding Agreement and such illegality is not avoided pursuant to Section 8.2 of the US Master Purchaser Funding Agreement, the Silver Note Purchase Facility shall be reduced to zero.

CURRENCY OF ACCOUNT

9.1     US Dollars is the currency of account in respect of the Silver Notes and payment for each and every sum at any time due from the Silver Note Issuer hereunder.

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9.2     If any sum due from the Silver Note Issuer under a Silver Note or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable hereunder or under such order or judgment into another currency (the second currency) for the purpose of (i) making or filing a claim or proof against the Silver Note Issuer, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Silver Note Issuer shall indemnify, on an after Tax basis, and hold harmless the relevant Silver Noteholder from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Silver Noteholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

REPRESENTATIONS AND WARRANTIES

10.     Each of the Silver Note Issuer and the Silver Parent represents and warrants (including for the avoidance of doubt on any date that this Agreement is amended and restated) to the Silver Note Purchaser and the Silver Security Agent that each of the statements set out in Schedule 4 to this Agreement as being applicable to it is true and accurate and each undertakes to notify each Silver Note Purchaser and the Silver Security Agent as soon as it becomes aware of any breach of the representations and warranties set out in Schedule 4. The representations and warranties contained in Schedule 4 shall be repeated on the date of each Silver Note Issuer Notice delivered to the Silver Note Purchaser and referred to in Section 4.

COVENANTS AND UNDERTAKINGS

11.     Covenants and Undertakings of the Silver Note Issuer and the Silver Parent:

The Silver Note Issuer (and, in the case of the covenants set out in sub-paragraphs 11 (a), (b), (e), (g), (h), (i), (j), (l) and (r) below, the Silver Parent) hereby covenants with the Silver Noteholder and the Silver Security Agent that from the date of this Agreement until the Final US Securitization Discharge Date that:

(a)	Restrictions on Amendment of the Silver LLC Agreement: other than to the extent required by law, it will not amend, supplement or otherwise modify the Silver LLC Agreement or other constitutional documents;

(b)	Consents: it will as soon as practicable obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licences and consents required in or by the laws and regulations of the State of Delaware to enable it lawfully to enter into and perform its obligations under the Silver Transaction Documents to which it is expressed to be a party;

(c)	No Employees or Premises: it will not have any employees or premises;

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(d)	No Other Business: it will not carry out any business or activities or incur any liabilities other than those envisaged by the Silver Transaction Documents to which it is expressed to be a party;

(e)	Accounts: it will prepare or cause to be prepared in respect of each financial year financial statements in accordance with generally accepted accounting principles in the United States, have them audited by an internationally recognised firm of accountants, and provide a copy of such audited financial statements to the Silver Security Agent within 7 Business Days;

(f)	Silver Cash Administrator: it shall procure that at all times there shall be a Silver Cash Administrator in accordance with the Silver Cash Administration Agreement;

(g)	Performance of Duties: it will give the Silver Security Agent within a reasonable time after a written request any information and evidence reasonably required by the Silver Security Agent to discharge its duties, trusts, powers, authorities and discretions under or pursuant to this Agreement, the Silver Note Conditions or any of the Silver Transaction Documents to which the Silver Security Agent is a party or by operation of law;

(h)	Silver Note Issuer Security Documents: it shall do such things (including, if required, filing appropriately completed Uniform Commercial Code financing statements) in order to perfect the security interests created pursuant to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge;

(i)	Restrictions on Disposals: it will not dispose of, or otherwise deal with, the Silver Note Collateral or any part thereof without the consent of the Silver Security Agent, and, so far as it is within its power and control to do so, shall at all times comply with any direction given by the Silver Security Agent (consistently with the Silver Transaction Documents) in relation to the Silver Note Collateral;

(j)	No Petition: it shall not take any steps for the purpose of procuring the appointment of a bankruptcy trustee or similar insolvency official, or the making of an order for or instituting any insolvency, winding up, composition or any analogous proceedings under the laws of the United States or any other jurisdiction in respect of itself or in respect of any of its liabilities whatsoever;

(k)	Negative Pledge: it will not create or permit to subsist any Encumbrances or other security interest whatsoever over any of its assets or undertakings other than the security interest created in favour of the Silver Security Agent under the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge;

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(l)	No Self-Funding: neither the Silver Parent nor any other person related to the Silver Note Issuer (within the meaning of Code Section 881(c)(3)(B) or (C)) will acquire notes or financing instruments from or otherwise lend to any Silver Note Purchaser;

(m)	Rule 144A Information: at any time when the Silver Note Issuer is neither subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of any Silver Note Purchaser, the Silver Note Issuer shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Silver Note Purchaser or to a prospective purchaser of a Silver Note from such Silver Note Purchaser (as designated by such Silver Note Purchaser), in order to permit compliance by such Silver Note Purchaser with Rule 144A under the Securities Act in connection with the resale of such Silver Note by such Silver Note Purchaser.

(n)	Restrictions on Activities: it will not engage in any activity whatsoever which is not incidental to or necessary in connection with any of the activities in which the Silver Transaction Documents provide or envisage that the Silver Note Issuer will engage;

(o)	Borrowings: it will not incur any indebtedness in respect of borrowed money whatsoever or give any guarantee in respect of indebtedness or of any other obligation of any Person;

(p)	Merger: it will not consolidate or merge with any other Person or convey or transfer its properties or assets substantially as an entirety to any other Person;

(q)	Bank Accounts: it will not have an interest in any bank account other than the Silver Note Issuer Operating Account, unless a security interest in such account is granted to the Silver Security Agent on terms acceptable to it;

(r)	Silver Transaction Documents: it will not amend and restate, supplement or otherwise modify any Silver Transaction Document or give any consent, waiver or approval thereunder, except as permitted by the Silver Security Agent; and

(t)	Maturity of the Silver Notes: it will not issue Silver Notes under any and all circumstances unless each such issue of Silver Notes matures within 183 days of original issuance.

ROLL-OVER OF SILVER NOTES

12.	Notwithstanding any provision in the Silver Note Conditions, if:

(a)	on any Silver Note Redemption Date, any sum is due to the Silver Note Purchaser in respect of the redemption of a Silver Note (the Maturing Silver Note) by the Silver Note Issuer; and

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(b)	such Silver Note Purchaser is obliged upon such date to subscribe for a further Silver Note (the New Silver Note) pursuant to the terms of this Agreement, then

	(i)	where the Silver Note Face Value of the Maturing Silver Note is equal to the Silver Note Subscription Price for the New Silver Note the Silver Note Issuer’s obligation to pay the sum referred to in paragraph (a) above shall be discharged by way of set-off against the Silver Note Purchaser’s obligation to make any payment as referred to in paragraph (b) above; or

	(ii)	where the Silver Note Face Value of the Maturing Silver Note is greater than the Silver Note Subscription Price for the New Silver Note, respectively, sub-paragraph (i) above shall apply except in respect of the excess and (for the avoidance of doubt) the Silver Note Issuer shall be obliged to pay to the Silver Note Purchaser an amount equal to the difference between such Silver Note Face Value and the Silver Note Subscription Price; or

	(iii)	where the Silver Note Face Value of the Maturing Silver Note is less than the Silver Note Subscription Price for the New Silver Note sub-paragraph (i) above shall apply and (for the avoidance of doubt) the Silver Note Purchaser shall be obliged to pay to the Silver Note Issuer an amount equal to the difference between such Silver Note Face Value and the Silver Note Subscription Price,

and accordingly, upon due registration in the register of Silver Notes in respect of the New Silver Note and (in any case falling within sub-paragraph (ii) or (iii) above), upon payment of the amount therein referred to:

		(A)	the Silver Note Issuer’s obligation (pursuant to the Silver Note Conditions) to pay the Silver Note Face Value of the Maturing Silver Note, upon redemption thereof, to the Silver Note Purchaser (as Silver Noteholder), as the case may be; and

		(B)	to the Silver Note Purchaser’s obligation (pursuant to Section 5.3) to pay the Silver Note Subscription Price for the New Silver Note,

shall be satisfied in full.

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SILVER SECURITY AGENT

13.   The Silver Security Agent is a party to this Agreement for the purposes only of taking the benefit of the rights but not the obligations of the Silver Note Issuer in respect of this Agreement, for receiving notices in accordance with the terms hereof and for regulating the agreement of amendments to this Agreement. The Silver Security Agent does not assume any obligations whatsoever under this Agreement.

NOTICES

14.   Each communication to be made under this Agreement shall (except where expressly permitted otherwise) be made in accordance with Clause 7 of the Master Definitions and Framework Deed.

NO LIABILITY AND NO PETITION

15.1   No recourse under any obligation, covenant, or agreement of the Silver Note Issuer or the Silver Note Purchaser contained in this Agreement or any Silver Note shall be held against any officer, member, director, employee, security holder, partner or affiliate of the Silver Note Issuer or the Silver Note Purchaser as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that each of this Agreement and each Silver Note is a limited recourse obligation of the Silver Note Issuer and no personal liability shall attach to or be incurred by the officers, members, directors, employees, security holders, partners or affiliates of the Silver Note Issuer as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Silver Note Issuer or the Silver Note Purchaser contained in this Agreement and/or any Silver Note or implied therein, and that any and all personal liability for breaches by such party of any such obligations, covenants or agreements, either at law or by statute or constitution, of every such officer, member, director, employee, security holder, partner or affiliate is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

15.2   Each of the Silver Note Purchaser, the Silver Parent and the Silver Note Issuer (acting in any capacity whatsoever) hereby agrees that it shall not:

(i)	take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Silver Note Purchaser, the Silver Parent or the Silver Note Issuer, as the case may be, or of its revenues and assets (other than as permitted by the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge); or

(ii)	take any steps for the purpose of obtaining payment of any amounts payable to it under this Agreement and/or any Silver Note by the Silver Note Purchaser, the Silver Parent or the Silver Note Issuer, as the case may be, and shall not take any steps to recover any debts whatsoever owing to it by the Silver Note Purchaser, the Silver Parent or the Silver Note Issuer, as the case may be (other than in accordance with the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge).

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15.3   The foregoing provisions of Section 15 shall survive the termination of this Agreement and the repayment of all the Silver Notes purchased hereunder.

NO THIRD PARTY BENEFICIARIES

16.   Nothing in this Agreement shall be construed to create in any Person not a party to this Agreement any rights, duties or obligations.

GOVERNING LAW; SUBMISSION TO JURISDICTION; ETC.

Governing Law

17.1   This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way to this Agreement (whether in contract, tort or otherwise) shall be governed by the law of the State of New York.

Jurisdiction

17.2   With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement (Proceedings), each party irrevocably: (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Waiver of Jury Trial Right

17.3   EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereby (a) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

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Survival

17.4      The representations, warranties and agreements made or deemed made by the Silver Note Issuer herein and in any certificate or other instrument delivered pursuant hereto are acknowledged to be material and have been relied upon by the Silver Security Agent, notwithstanding any investigation heretofore or hereafter made by the Silver Security Agent or on its behalf, that without such representations, warranties and agreements the Silver Security Agent would not have executed and delivered this Agreement, and that such representations, warranties and agreement shall continue in full force and effect for the benefit of the Silver Security Agent and the Silver Noteholder until all of the Silver Notes have been paid in full. For purposes hereof, all statements in any such certificate or other instrument shall constitute representations and warranties.

Headings

17.5     The headings used in this Agreement are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

TERMINATION

18.     This Agreement shall terminate on the later of (i) the last day of the US Securitization CP Availability Period and (ii) the date when all Silver Notes shall have been paid indefeasibly in full.

AMENDMENTS

19.     No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.

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IN WITNESS of which the parties have executed and delivered this Agreement on the date first appearing on page 1.

BUHRMANN SILVER FINANCING, LLC
as Silver Note Issuer

By:
Name:
Title:

BUHRMANN US INC.
as Silver Parent

By:
Name:
Title:

ERASMUS CAPITAL CORPORATION
as Silver Note Purchaser

By:
Name:
Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
(trading as RABOBANK INTERNATIONAL), LONDON BRANCH
as Silver Security Agent

By:
Name:
Title:

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COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
(trading as RABOBANK INTERNATIONAL), LONDON BRANCH
as the Silver Cash Administrator

By:
Name:
Title:

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SCHEDULE 1
FORM OF SILVER NOTE ISSUER NOTICE

From:	Buhrmann Silver US LLC

To:	Name of relevant Buhrmann US Note Purchaser

Dear Sirs,

1. We refer to the note purchase agreement (the Silver Note Purchase Agreement) dated November 30, 2005 and made between the Silver Note Issuer, the Silver Note Purchaser, the Silver Security Agent and the Silver Cash Administrator. Terms defined in, or incorporated by reference into, the Silver Note Purchase Agreement shall have the same meanings herein as therein.

2. We hereby give you notice, pursuant to Section 4 of the Silver Note Purchase Agreement, that we intend to issue a Silver Note under the Silver Note Purchaser Agreement as follows:

information to be specified for each Silver Note requested

(a)	Silver Note Issue Date: / /

(b)	Silver Note Face Value: US$ / /

(c)	Silver Note Subscription Price: / /

(d)	Maturity Date: / /

(e)	Silver Capital Contribution Amount: US$ / /

3.	We confirm that:

(i)	no Silver Note Event of Default or Potential Silver Note Event of Default has occurred which remains in effect;

(ii)	each of the representations and warranties set out in Schedule 4 to the Silver Note Purchase Agreement is true and accurate; and

(iii)	the proceeds of the issuance of each Silver Note requested hereby will be applied to purchase Buhrmann US Notes in accordance with the US Master Purchaser Funding Agreement.

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Yours faithfully

BUHRMANN SILVER FINANCING, LLC

By BUHRMANN US INC.
its sole member

By
Name:
Title:

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SCHEDULE 2
FORM OF SILVER NOTE CERTIFICATE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A QUALIFIED INSTITUTIONAL BUYER) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (RULE 144A) PURCHASING FOR ITS OWN ACCOUNT, TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (REGULATION S) AND (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY RELEVANT JURISDICTION.

SERIAL NO.

BUHRMANN SILVER FINANCING, LLC

(Formed as a limited liability company under the laws of Delaware)
(the Silver Note Issuer)

$

Secured Zero Coupon Note due    /    /     (the Silver Note Redemption Date)

This secured zero coupon note (the Silver Note) is issued by the Silver Note Issuer and is issued subject to, and with the benefit of, the attached terms and conditions (the Silver Note Conditions). Terms used herein have the respective meanings specified in the Silver Note Conditions.

THIS IS TO CERTIFY that___________________is the registered holder (the Silver Noteholder) of this Silver Note, the Silver Note Face Value of which is $FIGURES (WORDS US dollar) (the Silver Note Face Value).

For value received, the Silver Note Issuer, subject to and in accordance with the Silver Note Conditions, promises to pay to the registered holder of this Silver Note on the Silver Note Redemption Date the Silver Note Face Value in the manner specified in the Silver Note Conditions.

This Silver Note is in registered form and is not transferable in part.

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AS WITNESS the signature of a duly authorized officer on behalf of the Silver Note Issuer.

BUHRMANN SILVER FINANCING, LLC

………………………	………………………
Director	Director

ISSUED as of [•]

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FORM OF SILVER NOTE TRANSFER

For value received…………………………………………………………………………………… (the Transferor) hereby transfer(s) to

…………………………………………………………………………………………………………………………………………………

……………………………………………………………………………………………………………………………… (the Transferee)

(Please print or type name and address of Transferee)

this Silver Note (being US$……………………… in Face Value) and all rights hereunder, hereby irrevocably constituting and appointing……………………… as attorney to transfer such Silver Note in the Register maintained by or on behalf of the Silver Note Issuer with full power of substitution.

By its transfer hereof, the Transferor represents that it is transferring this Silver Note, and has offered this Silver Note for transfer only (i) to a person whom the Transferor reasonably believes is a Qualified Institutional Buyer purchasing this Silver Note for its own account, to whom notice is given that such transfer is being made in reliance on the exemption from registration under the Securities Act provided by Rule 144A, or (ii) to a non-U.S. person acquiring this Silver Note for its own account or for the account or benefit exclusively of non U.S. persons outside the United States in an offshore transaction in compliance with Regulation S.

Signature(s) of Transferor ………………………

………………………

We hereby accept this Silver Note (being $………………………in Face Value) and agree to be bound by the Silver Note Conditions of this Silver Note. By its acquisition hereof, the Transferee represents that it is either (i) a Qualified Institutional Buyer purchasing this Silver Note for its own account, or (ii) it is a non-U.S. person acquiring this Silver Note for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction in compliance with Regulation S.

Signature(s) of Transferee………………………

………………………

Silver Security Agent hereby approves the transfer.

Signature of Silver Security Agent:………………………

Date:………………………

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The Silver Note Registrar hereby approves the transfer.

Signature of Silver Note Registrar ………………………

Date: ………………………

N.B.:

1. This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Silver Note Conditions.

2. This form of transfer must be executed under the hand of the Transferor and the Transferee or, if the Transferee is a corporation, either under its common seal or under the hand of two of its officers duly authorized in writing and, in such latter case, the document so authorizing such officers must be delivered with the form of transfer.

3. This transfer will be subject to the payment by the Transferor of any stamp duty, tax or other governmental charge as is referred to in Silver Note Condition 2.3.

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SCHEDULE 3
TERMS AND CONDITIONS OF THE SILVER NOTES

The following is the text of the terms and conditions of the Silver Notes which (subject to completion and amendment) will be attached to each Silver Note Certificate.

The Secured Zero Coupon Notes (the Silver Notes) of BUHRMANN SILVER FINANCING, LLC (the Silver Note Issuer) are issued pursuant to the Silver Note Purchase Agreement (the Silver Note Purchase Agreement) dated November 30, 2005 and made between the Silver Note Issuer, BUHRMANN US INC. (the Silver Parent), ERASMUS CAPITAL CORPORATION (the Silver Note Purchaser) and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK INTERNATIONAL, LONDON BRANCH (the Silver Security Agent). These terms and conditions (the Silver Note Conditions) are, in certain provisions, summaries of the Silver Note Purchase Agreement and subject to its detailed terms and, in the event of any inconsistency between the Silver Note Conditions and the Silver Note Purchase Agreement, the terms of the Silver Note Purchase Agreement shall prevail. The Silver Noteholder (as defined below) is bound by, and is deemed to have notice of, all the provisions of the Silver Note Purchase Agreement applicable to it.

The obligations of the Silver Note Issuer under the Silver Notes are secured in favour of the Silver Security Agent for the benefit of itself and the registered holder of this Silver Note pursuant to the terms of the Silver Note Security Agreement dated November 30, 2005 and made between the Silver Note Issuer and the Silver Security Agent (the Silver Note Issuer Security Agreement) and the Silver Note Issuer Deed of Charge dated November 30, 2005 and made between the Silver Note Issuer, the Silver Security Agent and Silver Note Purchaser (the Silver Note Issuer Deed of Charge).

A copy of the Silver Note Purchase Agreement and the Silver Note Security Agreement is available for inspection by the Silver Noteholder at the specified office of the Silver Note Registrar (as defined below) during normal business hours Monday to Friday (excluding public holidays).

Unless otherwise defined herein, terms used herein have the meanings ascribed to them in the Silver Note Purchase Facility or in the master definitions and framework deed (the Master Definitions and Framework Deed) executed by, among others, the Silver Parent on September 27, 2000 as amended and restated on September 28, 2001, July 18, 2002 and November 30, 2005 (as the same may be amended, varied or supplemented from time to time with the consent of the parties to it) and each such term shall be construed in accordance with and governed by the law of the State of New York.

1.	FORM, DENOMINATION AND TITLE

1.1	The Silver Notes are issued in registered form and are serially numbered.

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1.2 The Silver Note Issuer (in such capacity, the Silver Note Registrar) will cause to be kept at its offices, a register (the Silver Note Register) on which shall be entered the names and addresses of the holders of the Silver Notes and the particulars of the Silver Notes held by them.

1.3 Title to the Silver Notes, including the right to the principal of, and stated interest on, the Silver Notes will pass by and upon registration of transfers in the Silver Note Register. In these Silver Note Conditions the holder of a Silver Note means the Person in whose name such Silver Note is for the time being registered in the Silver Note Register (or, in the case of a joint holding, the first named thereof) and Silver Noteholder shall be construed accordingly. A certificate (each a Silver Note Certificate) may be issued to each Silver Noteholder in respect of its registered holding save that the Silver Note Issuer shall only be required to procure the issue and delivery to a holder of a Silver Note Certificate in respect of any Silver Note on the date which falls five Business Days after receipt of written notice from the relevant Silver Noteholder or, as the case may be, the Silver Security Agent and the Silver Cash Administrator delivered to the Silver Note Issuer requesting issue and delivery of a Silver Note Certificate. Registration of ownership of a Silver Note shall be conclusive evidence (in the absence of manifest error) of absolute ownership of a Silver Note.

2.	TRANSFERS AND REGISTRATION OF SILVER NOTES

2.1 Transfers

Subject to Silver Note Condition 2.4 below, a Silver Note may be transferred in whole (but not in part) upon delivery of an instrument of transfer and, if any Silver Note Certificate was delivered to the Transferor in respect of such Silver Note, surrender of such Silver Note Certificate at the specified office of the Silver Note Registrar, with the form of transfer endorsed on the Silver Note Certificate duly completed and signed by or on behalf of the Transferor, together with such evidence as the Silver Note Registrar may reasonably require to prove:

(i)	the title of the Transferor;

(ii)	the authority of the individuals who have executed the form of transfer; and

(iii)	that either (A) the Transferee is a Qualified Institutional Buyer, acquiring such Silver Note for its own account, or (B) the Transferee is not a U.S. person (as defined in Regulation S) and is acquiring such Silver Note for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction (as defined in Regulation S) in compliance with Regulation S, provided that no Silver Note may be transferred to any Person without the prior written consent of the Silver Note Issuer and the Silver Security Agent (such consent not to be unreasonably withheld).

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2.2	Registration and delivery of a Silver Note Certificate

Within five Business Days of the delivery of an instrument of transfer and any other documentation required pursuant to Silver Note Condition 2.1 above (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), the Silver Note Registrar will register the transfer in question and deliver, if requested, at the Silver Note Registrar’s specified office a new Silver Note Certificate with the same Silver Note Face Value as the Silver Note being transferred to the Transferee or (at the request, cost and risk of the Transferee) send by uninsured first class mail to such address as the Transferee may specify for the purpose. Prior to the due presentment for registration of transfer of any Silver Note, the Silver Note Issuer shall deem and treat the Person in whose name any Silver Note Certificate is registered as the absolute owner and holder of such Silver Note for the purpose of receiving payment of all amounts payable with respect to such Silver Note and for all other purposes, and neither the Silver Note Issuer nor any Silver Note Purchaser will be affected by any notice to the contrary.

2.3	No Charge

No Silver Noteholder will be required to bear the costs and expenses of effecting any registration of transfer or any exchange as provided above, except for any costs or expenses of delivery other than by regular mail and except that the Silver Note Issuer will require the payment by a Silver Noteholder of a sum sufficient to cover any tax, duty or other governmental charge that may be imposed in relation to the registration or exchange.

2.4	Closed Periods

No Silver Noteholder may require transfers to be registered during the period of five Business Days ending on the due date for any payment of principal in respect of any Silver Note.

2.5	Initial Silver Note Registrar

The name of the initial Silver Note Registrar and its initial specified office are set out at the end of these Silver Note Conditions. The Silver Note Issuer reserves the right at any time with the consent of the Silver Security Agent to vary or terminate the appointment of the Silver Note Registrar and to appoint another Silver Note Registrar. Notice of any termination or appointment and of any changes in specified offices will be given to the Silver Noteholders promptly by the Silver Note Issuer in accordance with Silver Note Condition 15.

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2.6	Legend

All Silver Note Certificates will bear a legend substantially to the following effect:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A QUALIFIED INSTITUTIONAL BUYER) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (RULE 144A) PURCHASING FOR ITS OWN ACCOUNT, TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (REGULATION S) AND (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY RELEVANT JURISDICTION.

3.	STATUS

The Silver Notes are direct, unconditional and secured obligations of the Silver Note Issuer and shall at all times rank pari passu and without any preference or priority among themselves.

4.	SECURITY

The payment of amounts payable by the Silver Note Issuer under or pursuant to the Silver Notes is secured by a security interest granted by the Silver Note Issuer in favour of the Silver Security Agent over certain assets and undertakings of the Silver Note Issuer pursuant to the provisions of the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge.

5.	RESTRICTIONS

The Silver Note Issuer, prior to the Final US Securitization Discharge Date, and the termination of the US Securitization CP Availability Period, or unless otherwise provided in or envisaged by these Silver Note Conditions or the Silver Note Purchase Agreement:

(a)	Restrictions on Amendment of the Silver LLC Agreement: other than to the extent required by law, will not amend, supplement or otherwise modify the Silver LLC Agreement or other constitutional documents;

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(b)	Consents: will as soon as practicable obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licences and consents required in or by the laws and regulations of the State of Delaware to enable it lawfully to enter into and perform its obligations under the Silver Transaction Documents to which it is expressed to be a party;

(c)	No Employees or Premises: will not have any employees or premises;

(d)	No Other Business: will not carry out any business or activities or incur any liabilities other than those envisaged by the Silver Transaction Documents to which it is expressed to be a party;

(e)	Accounts: will prepare or cause to be prepared in respect of each financial year financial statements in accordance with generally accepted accounting principles in the United States, have them audited by an internationally recognised firm of accountants, and provide a copy of such audited financial statements to the Silver Security Agent within 7 Business Days;

(f)	Silver Cash Administrator: shall procure that at all times there shall be a Silver Cash Administrator in accordance with the Silver Cash Administration Agreement;

(g)	Performance of Duties: will give the Silver Security Agent within a reasonable time after a written request any information and evidence reasonably required by the Silver Security Agent to discharge its duties, trusts, powers, authorities and discretions under or pursuant to this Agreement, the Silver Note Conditions or any of the Silver Transaction Documents to which the Silver Security Agent is a party or by operation of law;

(h)	Silver Note Issuer Security Documents: it shall do such things (including, if required, filing appropriately completed Uniform Commercial Code financing statements) in order to perfect the security interests created pursuant to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge;

(i)	Restrictions on Disposals: will not dispose of, or otherwise deal with, the Silver Note Collateral or any part thereof without the consent of the Silver Security Agent, and, so far as it is within its power and control to do so, shall at all times comply with any direction given by the Silver Security Agent and the Silver Cash Administrator (consistently with the Silver Transaction Documents) in relation to the Silver Note Collateral;

(j)	No Petition: shall not take any steps for the purpose of procuring the appointment of a bankruptcy trustee or similar insolvency official, or the making of an order for or instituting any insolvency, winding up, composition or any analogous proceedings under the laws of the United States or any other jurisdiction in respect of itself or in respect of any of its liabilities whatsoever;

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(k)	Negative Pledge: it will not create or permit to subsist any Encumbrances or other security interest whatsoever over any of its assets or undertakings other than the security interest created in favour of the Silver Security Agent under the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge;

(l)	Restrictions on Activities: will not engage in any activity whatsoever which is not incidental to or necessary in connection with any of the activities in which the relevant Silver Transaction Documents provide or envisage that the Silver Note Issuer will engage;

(m)	Borrowings: will not incur any indebtedness in respect of borrowed money whatsoever or give any guarantee in respect of indebtedness or of any other obligation of any Person;

(n)	Merger: will not consolidate or merge with any other Person or convey or transfer its properties or assets substantially as an entirety to any other Person;

(o)	Bank Accounts: will not have an interest in any bank account other than the Silver Note Issuer Operating Account, unless a security interest in such account or interest is granted to the Silver Security Agent on terms acceptable to it;

(p)	Rule 144A Information: at any time when the Silver Note Issuer is neither subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of any Silver Note Purchaser, the Silver Note Issuer shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Silver Note Purchaser or to a prospective purchaser of a Silver Note from such Silver Note Purchaser (as designated by such Silver Note Purchaser), in order to permit compliance by such Silver Note Purchaser with Rule 144A under the Securities Act in connection with the resale of such Silver Note by such Silver Note Purchaser; and

(q)	Maturity of the Silver Notes: will not issue Silver Notes under any and all circumstances unless each such issue of Silver Notes matures within 183 days of original issuance.

6.	NO INTEREST

The Silver Notes do not bear interest.

7.	REDEMPTION AND PURCHASE

7.1	Final redemption

Unless previously redeemed, each Silver Note will be redeemed at its Silver Note Face Value on its Silver Note Redemption Date to the extent funds are available in accordance with the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge.

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7.2	Optional redemption for taxation reasons

If the Silver Note Issuer is satisfied immediately prior to the giving of the notice referred to below that on the next date on which the Silver Note Issuer is to make any payment in respect of any Silver Note, the Silver Note Issuer would be required to deduct or withhold from any such payment any amount for, or on account of, any Taxes, then the Silver Note Issuer may, having given not less than 10 Business Days’ notice to the Silver Security Agent and the Silver Noteholder in accordance with Silver Note Condition 15, and subject to satisfying the Silver Security Agent that it will have the funds available to do so and subject to Silver Note Condition 3, redeem such Silver Note at its Silver Note Face Value to the extent funds are available in accordance with the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge.

7.3	Purchase

The Silver Note Issuer may not purchase Silver Notes.

7.4	Cancellation

All Silver Notes redeemed in full by the Silver Note Issuer pursuant to this Silver Note Condition 7 shall be cancelled forthwith and may not be reissued or resold.

7.5	Other redemption

The Silver Note Issuer may not redeem the Silver Notes or any of them, except in accordance with the provisions of this Silver Note Condition 7, but without prejudice to Silver Note Condition 10.

8.	PAYMENTS

8.1	All payments by the Silver Note Issuer in respect of a Silver Note shall be made subject to and in accordance with the provisions of the Silver Cash Administration Agreement. Payments in respect of each Silver Note will be made on the relevant Silver Note Redemption Date to the holder (or to the first named of joint holders) of the Silver Note appearing on the Silver Note Register at the close of business on the date (Record Date) being the fifth Business Day before the relevant Silver Note Redemption Date at its address shown on the Silver Note Register on the Record Date. The payment shall be made by transfer on such Silver Note Redemption Date to such account maintained by the payee with a bank as has previously been notified to the specified office of the Silver Note Registrar before the due date for payment. Payments in respect of the Silver Notes are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment.

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If the relevant Silver Note Redemption Date is not a Business Day, payments in respect of the relevant Silver Note shall be postponed to the next day, which is a Business Day.

9.	TAXATION

9.1	Except as set forth in Section 7.1 of the Silver Note Purchase Facility, all payments in respect of the Silver Notes by the Silver Note Issuer shall be made without withholding or deduction for, or on account of, Tax unless and to the extent required by law. Where any such withholding or deduction is required by law in relation to any such payment, such payment shall be increased to the extent necessary to ensure that, after such withholding or deduction, the Silver Noteholder receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such withholding or deduction been made or required to be made.

9.2	In accordance with Section 7.3 of the Silver Note Purchase Facility, each Silver Noteholder, to the extent it is eligible to do so, shall provide, at the time it becomes a Silver Noteholder and from time to time upon written request of the Silver Note Issuer, a US Internal Revenue Service Form W-9 or such other documentation as is necessary to claim exemption from US withholding tax on payments of interest on the Silver Notes.

10.	SILVER NOTE EVENTS OF DEFAULT

(a)	Any of the following events shall constitute a Silver Note Event of Default:

	(i)	Non-Payment: default is made in the payment of any sum due in respect of the Silver Notes;

	(ii)	Insolvency: the Silver Note Issuer takes or threatens to take any corporate action or other steps are taken (whether out of court or otherwise) or legal proceedings are started for its bankruptcy, liquidation, suspension of payments, controlled management, winding-up or dissolution, administration or reorganization or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian or similar officer of it or any or all of its revenues and assets;

	(iii)	Composition: the Silver Note Issuer commences negotiation with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; and/or

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(iv) Proceedings: any litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced or threatened against the Silver Note Issuer or its assets or revenues or there are any circumstances likely to give rise to any such litigation, arbitration, administrative proceedings or disputes; and/or

(v) US Master Purchaser Event of Default: the occurrence of US Master Purchaser Event of Default.

(b)	Covenant of the Silver Note Issuer

So long as any amount remains outstanding under any Silver Note, the Silver Note Issuer will forthwith upon becoming aware of any Silver Note Event of Default or Potential Silver Note Event of Default give immediate notice in writing thereof to the Silver Noteholder and the Silver Security Agent together, with details of the steps which the Silver Note Issuer is taking or proposing to take to remedy such Silver Note Event of Default or Potential Silver Note Event of Default.

(c)	Effect of a Silver Note Event of Default

On the occurrence of a Silver Note Event of Default then, provided that there are Silver Notes outstanding and the Silver Note Purchase Facility has not been cancelled, in any such case and at any time thereafter, the Silver Security Agent may by written notice to the Silver Note Issuer (a Silver Note Enforcement Notice) declare the Silver Note Face Value of the Silver Note(s) then outstanding to be immediately due and payable (whereupon the same shall become so payable together with any other sums then owed by the Silver Note Issuer hereunder).

11.	ENFORCEMENT

11.1	At any time after the service of a Silver Note Enforcement Notice and without prejudice to its rights of enforcement in relation to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge, provided that there are Silver Notes outstanding and the Silver Note Purchase Agreement has not been terminated, the Silver Security Agent may at its discretion and without further notice, pursuant to the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge take such proceedings against the Silver Note Issuer as it may think fit to enforce payment in respect of the Silver Notes, but it shall not be bound to take any such proceedings unless:

(i) it shall have been requested in writing by the holders of at least 25 per cent. in aggregate of the Silver Note Face Value of the Silver Notes; and

(ii) it shall have been indemnified to its satisfaction.

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11.2	Only the Silver Security Agent may pursue the remedies available under the Silver Note Issuer Security Agreement and the Silver Note Issuer Deed of Charge and no Silver Note Beneficiary is entitled to pursue such remedies unless the Silver Security Agent, having become bound to proceed fails to do so within a reasonable period and such failure shall be continuing provided that, (i) if the Silver Security Agent shall have been directed or requested or required to take action in accordance with Silver Note Condition 11.1(i), but shall not have been indemnified to its satisfaction and shall not accordingly have taken the relevant action and (ii) there are Silver Notes outstanding and the Silver Note Purchase Agreement has not been terminated, the holders of at least 50 per cent. of the Silver Note Face Value of the Silver Notes for the time being outstanding may proceed against the Silver Note Issuer.

12.	PRESCRIPTION

The Silver Notes will become void unless presented for payment within a period of 2 years from the relevant Silver Note Redemption Date.

13.	SILVER NOTE REGISTRAR

The Silver Note Registrar will act solely as agent of the Silver Note Issuer and will not otherwise assume any obligation or duty or relationship of agency or trust to or with any Silver Noteholder unless a Silver Note Event of Default has occurred, when it will act as agent of the Silver Security Agent. Such agreement may be amended by the parties thereto with the prior written approval of the Silver Security Agent.

14.	REPLACEMENT OF SILVER NOTE CERTIFICATES

If any Silver Note Certificate is mutilated, defaced, stolen, destroyed or lost, it may be replaced at the specified office of the Silver Note Registrar on payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence, indemnity and security as the Silver Note Issuer may reasonably require. Mutilated or defaced Silver Notes must be surrendered before replacements will be issued.

15.	NOTICES

15.1	All notices to the Silver Noteholder will be valid if sent by courier, by pre-paid recorded delivery or registered post or by facsimile to the holders (or to the first named of joint holders) of the Silver Notes at the addresses or facsimile numbers shown on the Silver Note Register or at any other addresses or facsimile numbers they may notify to the Silver Note Registrar.

15.2	Any such notice shall be deemed to have been given:

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(i) in the case of facsimile transmission or by hand delivery, upon receipt in legible form; and

(ii) in the case of post, when it would be received in the ordinary course of post.

16.	MODIFICATION AND THE SILVER NOTEHOLDER’S RESOLUTIONS

(a)	Modification

Any modification to these Silver Note Conditions shall be agreed in writing between the Silver Note Issuer and the Silver Noteholders holding at least 75 per cent. in aggregate of the Silver Note Face Value of all Silver Notes, shall be binding on all further Silver Noteholders, and shall be notified by the Silver Note Issuer to the Rating Agencies. No modification to these Silver Note Conditions may be made without the consent of the holders of a majority in aggregate of the Silver Note Face Value of all Silver Notes.

(b)	Silver Noteholder’s Resolutions

Any resolution of the Silver Noteholder in relation to these Silver Note Conditions may be made in writing signed by or on behalf of the Silver Noteholder holding the relevant Silver Note Face Value of Silver Notes upon delivery to the Silver Note Issuer by such Silver Noteholder of such evidence as to its identity and its capacity as a Silver Noteholder as the Silver Note Issuer may reasonably require.

17.	INDEMNIFICATION OF THE SILVER SECURITY AGENT ETC.

17.1	The Silver Note Issuer Security Agreement contains provisions for the indemnification of the Silver Security Agent and for its relief from responsibility in certain circumstances.

17.2	The Silver Note Issuer Security Agreement also contains a provision entitling the Silver Security Agent to enter into business transactions with, among others, the Silver Note Issuer, without accounting for any profits resulting therefrom.

18.	THIRD PARTY BENEFICIARIES

Nothing in this Agreement shall be construed to create in any Person not a party to this Agreement any rights, duties or obligations.

19.	GOVERNING LAW

This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by the law of the State of New York.

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20.     SUBMISSION TO JURISDICTION

With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement (Proceedings), each party irrevocably: (a) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

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SCHEDULE 4
REPRESENTATIONS AND WARRANTIES

(a)	Corporate Existence and Power: (i) is a limited liability company duly and validly existing under the laws of the State of Delaware, and (ii) has all limited liability corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted;

(b)	Powers and Authorizations: the documents which contain or establish its constitution include provisions which give power, and all necessary limited liability corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in the Silver Transaction Documents to which it is a party;

(c)	Legal Validity/Pari Passu Ranking: its obligations under the Silver Transaction Documents constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Its obligations thereunder are and will be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any provision of the laws of its jurisdiction of organization;

(d)	No Conflict: the execution and delivery of the Silver Transaction Documents, the issuance of the Silver Notes and the consummation of the other transactions contemplated by the Silver Transaction Documents (and compliance with the terms thereof) or thereby do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the organizational documents of either the Silver Note Issuer or the Silver Parent; and the execution and delivery of the Silver Transaction Documents, the issuance of the Silver Notes and the consummation of the other transactions contemplated by the Silver Transaction Documents (and compliance with the terms thereof) do not and will not conflict with or result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required payment of any indebtedness pursuant to the terms of, any indenture, trust deed, mortgage or other agreement or instrument to which either the Silver Note Issuer or the Silver Parent is a party or by which either the Silver Note Issuer or the Silver Parent or any of their respective properties is bound, or infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Silver Note Issuer or any of its properties, except for such conflicts, breaches, defaults or infringements that would not have a material adverse effect on the business or financial condition of either the Silver Note Issuer or the Silver Parent and would not be material in the context of the issuance of the Silver Notes;

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(e)	Non-Violation: the execution, signing and delivery of the Silver Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

(i) any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organization which applies to it or any of its assets or revenues; or

(ii) any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii) any document which contains or establishes its constitution;

(f)	Consents: no authorization, approval, consent, licence, exemption, registration, recording, filing or notarization and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure (i) the creation, validity, legality, enforceability or priority of its rights, liabilities and obligations under the Silver Transaction Documents or (ii) for carrying on its business.

(g)	Solvency: it is solvent and able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of any contract concluded by it under the Silver Transaction Documents or any other obligation or transaction contemplated in the Silver Transaction Documents;

(h)	Insolvency Procedures: no action has been taken or is pending, no other steps have been taken (whether out of court or otherwise) and no legal proceedings have been commenced or are threatened or are pending for (i) its bankruptcy, liquidation, suspension of payments, controlled management, winding-up, liquidation, dissolution, administration or reorganization; or (ii) it to enter into any composition or arrangement with its creditors; or (iii) the appointment of a receiver, administrative receiver, Agent or similar officer in respect of it or any of its property, undertaking or assets. No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

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(i)	No Litigation: no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined will have a material adverse effect on its ability to perform its obligations under the terms of the relevant Silver Transaction Document exists or is threatened to exist at the present time;

(j)	Investment Company Act: it is not an “investment company” within the meaning of the United States Investment Company of 1940, as amended, or is exempt from all of the provisions of such Act;

(k)	ERISA: no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a material adverse effect on its ability to perform its obligations under the terms of the relevant Silver Transaction Document; and

(l)	Ownership: in the case of the Silver Note Issuer, it is a wholly-owned subsidiary of the Silver Parent.

Page I

Terms and Conditions of the Silver Notes	25

SCHEDULE 4	37
Representations and Warranties	37

Page II

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EXECUTION COPY

Dated as of November 30, 2005

BUHRMANN US INC.
(the Silver Parent)

BURHMANN SILVER FINANCING, LLC
(as Silver Note Issuer)

ERASMUS CAPITAL CORPORATION
(as Silver Note Purchaser)

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
(trading as RABOBANK INTERNATIONAL), LONDON BRANCH
(as Silver Security Agent)

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
(trading as RABOBANK INTERNATIONAL), LONDON BRANCH
(as Silver Cash Administrator)

SILVER NOTE PURCHASE AGREEMENT